Exhibit 10.13

Award Agreement for Timothy Pigg

April 26, 2021

Timothy C. Pigg

4852 Lynnwood Road

Sherrills Ford, NC 28673

RE: Transaction Bonus Plan Award

Dear Tim:

This letter (the “Award Agreement”) sets forth the terms and conditions of your bonus award under the Company’s Amended and Restated Transaction Bonus Plan, dated April 26, 2021 (the “Plan”) and our agreement regarding your participation therein. Capitalized terms used but not defined in this Award Agreement have the meanings given to such terms in the Plan.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1.	You have been designated as a participant in the Plan. You shall be eligible to receive an incentive award in the amount of (1) $7,995,950 in connection with a Payment Trigger with an Enterprise Value at or below $1.2 billion plus (2) the Discretionary Bonus Pool established in respect of such Payment Trigger allocated to you by the Board, both payments subject to your continuous employment with the Company or another Rotech Entity through the date of the Payment Trigger, except as otherwise provided in the Plan and subject to the terms and conditions of Exhibit A hereto, which Exhibit A shall apply in the event of a Payment Trigger described under clause (C) of the definition of Payment Trigger.

2.	The following additional bonus opportunities (separately from and in addition to any amount payable to you under paragraph 1 above), subject to the terms of the Plan:

a.	Upon the occurrence of a Payment Trigger, if the Enterprise Value is greater than $1.2 billion, you shall be entitled to receive a bonus (the “Incremental Bonus”) in an amount equal to the sum of (i) the portion of the Incremental Discretionary Bonus Pool established in respect of such Payment Trigger allocated to you by the Board and (ii) 39.173333 % of the Remaining Bonus Pool.

b.	Upon the payment by the Company of a Dividend Amount to holders of equity interests in the Company prior to the occurrence of a Payment Trigger, you shall be entitled to a bonus (a “Dividend Equivalent Bonus”) in the amount of 39.173333% of the amount of the Dividend Equivalent Bonus Pool created in respect of such Dividend Amount subject to your continuous employment with the Company or another Rotech Entity through the payment date of such Dividend Equivalent Bonus. Any such Dividend Equivalent Bonus shall be paid in cash within thirty (30) days following the date the corresponding Dividend Amount is paid to holders of equity interests in the Company, provided you continue to be employed through the applicable payment date.

3.	In the event of a Payment Trigger (other than a Payment Trigger that qualifies as an event described under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control) in which less than 100% of the Company’s equity or assets are sold or otherwise disposed of, the amount of (i) any award under paragraph 1 above and (ii) any Incremental Bonus, in each case, shall be prorated based on the portion of the Company’s equity or assets being sold or otherwise disposed of, as provided in the Plan.

4.	The aggregate amount of any incentive award under paragraph 1 and any Incremental Bonus you are entitled to receive pursuant to this Award Agreement will be reduced by the amount of any Dividend Equivalent Bonuses you previously received, as provided in the Plan.

5.	Any bonus amount that becomes payable to you under paragraph 1 and any Incremental Bonus shall be made in the form of cash and/or Equity Awards as set forth on Exhibit A hereto in the event of a Payment Trigger described under clause (C) of the definition of Payment Trigger, which Exhibit A is incorporated herein by reference. Notwithstanding the foregoing, in the event of Change in Control, any bonus amounts payable hereunder shall be paid 100% in cash within thirty (30) days following the date of the Payment Trigger, subject to the terms and conditions of the Plan (including the Escrow/Holdback/Earnout Adjustment provisions thereof) and this Award Agreement. In the event of a Payment Trigger (other than a Payment Trigger under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control), any bonus amounts payable hereunder shall be paid as set forth in the Plan.

6.	Your incentive award (including any Incremental Bonus and Dividend Equivalent Bonus) hereunder is subject to the terms and conditions of the Plan, a copy of which is enclosed. Please read the Plan document carefully.

7.	The terms of your incentive award (including any Incremental Bonus and Dividend Equivalent Bonus) hereunder is personal and confidential, and its existence and amount must not be disclosed by you to anyone (other than your immediate family or financial or other tax advisors), except to the extent disclosure is required under applicable law or regulation.

8.	You acknowledge and agree that your employment remains at-will. This Award Agreement, together with the Plan, contains the entire agreement and understanding of the Company and you with respect to the subject matter of this Award Agreement and supersedes all prior agreements and understandings relating to such subject matter (whether written or oral). This Award Agreement will be governed by the laws of the State of Florida without regard to principles of conflict of laws, and you and the Company each hereby waives, to the fullest extent permitted by applicable law, any right you or it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Award Agreement and the Plan.

Thank you for being part of our team and for your contribution to the Company’s success.

Sincerely yours,

Rotech Healthcare Holdings Inc.

	By:	/s/ Thomas J. Koenig
	Name:	Thomas J. Koenig
	Title:	CHIEF FINANCIAL OFFICER AND TREASURER
Accepted and Agreed:

/s/ Timothy C. Pigg
Timothy C. Pigg

4/26/2021
Date:

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Exhibit A to Timothy C. Pigg Award Agreement

Form of Payment

Form of	Description/Equity Award Terms		Percentage
Payment			of Bonus
☐ Cash	•	Cash portion of award to be paid within thirty (30) days following the date of the Payment Trigger	50%
☐ Restricted Stock	•	Restricted stock award to be granted as of the date of the Payment Trigger with a grant date fair market value determined in the reasonable good faith of the Plan Administrator equal to the portion of the Participant’s bonus award payable in restricted stock based on the fair market value of Company common stock (or publicly traded equity securities of a Public Entity) as of the date of the Payment Triggering.	25%
	•	Vesting terms: Award shall vest in equal installments on each of 6-, 12- and 18-month anniversaries of the date of the Payment Trigger, subject to Participant’s continued employment through each such vesting date.
	•	Any unvested portion of restricted stock award shall become fully vested upon termination of the Participant’s employment by the Company without Cause, the Participant’s resignation for Good Reason, or termination due to the Participant’s death or disability. Any unvested portion of award shall be forfeited only upon termination of the Participant’s employment for Cause or resignation by the Participant other than for Good Reason.
	•	Restricted stock award shall otherwise be subject to terms and conditions of the Plan and the applicable restricted stock award agreement and equity award plan under which award is granted.
☐ Stock Options	•	Option award to be granted as of the date of the Payment Trigger, with exercise price based on fair market value of common stock of the Company (or publicly traded equity securities of a Public Entity) as of the date of the Payment Trigger.	25%
	•	Option grant determined as of the date of the Payment Trigger (at 3.64:1 ratio of option shares to stock shares that would otherwise have been paid to the Participant on the date of the Payment Trigger had the Participant elected the same percentage of restricted stock).
	•	Vesting terms: Options shall vest in equal installments on each of 6-, 12- and 18-month anniversaries of the date of the Payment Trigger, subject to Participant’s continued employment through each such vesting date.
	•	Any unvested options shall become fully vested upon termination of the Participant’s employment by the Company without Cause, the Participant’s resignation for Good Reason, or termination due to the Participant’s death or disability. Any unvested options shall be forfeited only upon termination of the Participant’s employment for Cause or resignation by the Participant other than for Good Reason.
	•	Vested options will be exercisable for the remainder of their original term.
	•	Option shall have a 5 year term.
	•	Option award shall otherwise be subject to terms and conditions of the Plan and the applicable option award agreement and equity award plan under which award is granted.
	Total (Percentages must total 100%):		100%

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